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                                                           Exhibit 10.5



                                   HPSC, Inc.
                               470 Atlantic Avenue
                           Boston, Massachusetts 02210

                                                       April 6, 1994



Rene Lefebvre
45 Melanie Lane
Wrentham, MA 02093

Dear Rene:

     On behalf of the Board of Directors, I am pleased that you have accepted our offer to become Chief Financial Officer of HPSC, Inc. (the "Company"). This agreement will formally record the arrangements to which we agreed. I would appreciate your noting your acceptance of these terms and returning a copy to me as soon as possible.

     1. Your employment will begin on May 9, 1994. You will report to the Chief Executive Officer and you will adhere to policies established by him and by the Board of Directors.

     2. Your starting annual salary will be One Hundred Twenty-Five Thousand Dollars ($125,000), paid in accordance with our normal payroll practices. At the discretion of the Chief Executive Officer, and subject to the approval of the Compensation Committee of the Board, you may also receive incentive bonuses up to 50% of your salary in any year.

     3. You will be eligible for the fringe benefit plans applicable to the Company's key employees. The Company will provide you with an appropriate automobile. You will be entitled to take three (3) weeks vacation annually, provided, however, that you will not take more that one (1) week of your vacation prior to August, 1994.

     4. The Company will grant you an option to acquire thirty thousand (30,000) shares of its common stock. This grant will vest at the rate of 20% per year over the next five (5) years and will be subject to all of the provisions of any applicable stock option plan. Your stock option will vest entirely upon the occurrence of a "Change in Control" as defined in Appendix A.

     5. This agreement will continue until May 8, 1997, unless sooner terminated. Thereafter, it will automatically renew from year to year unless you or the Company gives notice of an intention not to renew sixty (60) days in advance of any expiration date. You or the Company may terminate your

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employment and this agreement at any time for any reason on thirty (30) days notice, except that the Company may terminate you for cause (as defined in Appendix A) without notice. You will receive monthly severance payments, equal to your monthly salary on the date your employment ends, as follows:

     i. None, if you are terminated for cause, if you give notice of your intention not to renew your employment agreement, or if you terminate your employment at any other time;

     ii. Three months, if the Company gives notice of its intention not to renew your employment agreement; and

     iii. Six months, if the Company otherwise terminates your employment.

     6. While you are an employee of the Company you will devote your full working time and your best efforts to its business. After your employment ends, you will not in any manner compete with the Company's business or be employed by a competitor of the Company while you are receiving severance payments. At all times during your employment and thereafter you will maintain the confidence of the trade secrets and other confidential and proprietary information of the Company and you will not use any such information for any purpose other than the business of the Company. For a period of one year after the end of your employment, you will not make any offers of employment to any employees of the Company.

     7. This agreement may not be changed orally but only by a written agreement signed by you and an authorized representative of the Company. If any provision of this agreement is found by a court to be unenforceable, the remaining provisions shall continue in effect. This agreement will be governed by Massachusetts law.

     I look forward to working with you.

                                   Sincerely,

                                   HPSC, Inc.



                                   By:  /s/ John Everetts
                                      ---------------------------
                                      John Everets, Chairman and
                                        Chief Executive Officer


ACCEPTED:



/s/ Rene Lefebvre
- -----------------------------
Rene Lefebvre


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                                   APPENDIX A

                                   DEFINITIONS

1.   DEFINITION OF "CHANGE IN CONTROL"

          A "Change in Control" would occur if:

          (i) The business of the Company is disposed of by the Company pursuant to a liquidation, merger in which the Company is not the surviving corporation, sale of assets or otherwise; or

          (ii) Any transfer of the Company's stock currently pledged to certain banks, to a holder or holders who seek to exercise control over the Company, including, without limitation, such banks and their transferee(s); or

          (iii) If a majority of the issued and outstanding shares of the Company's voting stock is transferred during any two (2) year period to a "person" who did not own Ten Percent (10%) of the Company's outstanding stock at the beginning of the two (2) year period; or

          (iv) If, during any twelve (12) month period a majority of the members of the Company's Board of Directors in office at the beginning of the period die, resign, are removed from office or are not re-elected.

2.   DEFINITION OF "CAUSE"

     "Cause" which would entitle the Company to terminate you would be:

          (i)       Your conviction of a felony; or

          (ii) Any act of dishonesty which is material to the business of the Company; or

          (iii) Any willful misconduct in the performance of your employment duties.



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